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                                                        EXHIBIT 24(b)(8)(iii)(F)

                 RULE 22C-2 AMENDMENT TO PARTICIPATION AGREEMENT

     AMENDMENT entered into as of April 16, 2007, by and between Allianz Global Investors Distributors LLC ("AGID"), the principal underwriter for PIMCO Variable Insurance Trust (the "Trust") and John Hancock Life Insurance Company (U.S.A.) ("JHUSA"), John Hancock Life Insurance Company of New York ("JHNY"), John Hancock Life Insurance Company ("JHLICO") and John Hancock Variable Life Insurance Company ("JHVLICO"), each on behalf its variable annuity and variable life insurance separate accounts listed in Appendix A or such other separate accounts as may be established by their respective depositors from time to time (each referred to herein as an "Intermediary" and collectively as the "Intermediaries").

     WHEREAS, the Intermediaries, pursuant to a Participation Agreement (as defined below), purchase Shares of the Trust to fund certain variable life insurance or variable annuity contracts issued by JHUSA, JHNY, JHLICO or JHVLICO ("Contracts"); and

     WHEREAS, AGID and each Intermediary (each a "Party" and, together, the "Parties") seek to enter into this Amendment in order for the Trust, AGID and the Intermediaries to comply with the requirements of Rule 22c-2 ("Rule 22c-2") under the Investment Company Act of 1940, as amended (the "1940 Act"), and to make other changes to the Participation Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, AGID and the Intermediaries hereby agree as follows:

A.   CONTRACTHOLDER INFORMATION

A.1. AGREEMENT TO PROVIDE INFORMATION. Effective October 16, 2007, the Intermediaries agree to provide Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, and the Contract owner number or participant account number, if known, of any or all Contractholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediaries during the period covered by the request. Unless otherwise specifically requested by the Fund Agent, the Intermediaries shall only be required to provide information relating to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions.

     A.1.1. PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which

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            transaction information is sought. Each request must be in writing, and a separate request must be made for each specific period for which transaction information is sought. Fund Agent will not request transaction information more often than quarterly, and shall not request transaction information that is older than 90 calendar days from the date of the request, unless the Fund Agent deems it necessary to investigate compliance with policies established or utilized by the Trust or Intermediary for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

     A.1.2. FORM AND TIMING OF RESPONSE. Upon request of Fund Agent, the Intermediaries agree to provide, no later than 30 business days or as mutually agreed upon by the parties, the requested information specified in Section A.1. If requested by the Fund Agent, each Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section A.1 is itself a "financial intermediary," as that term is defined in Rule 22c-2 (an "Indirect Intermediary") and, upon further request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in Section A.1 for those Contractholders who hold an account with an Indirect Intermediary or
            (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares in nominee name on behalf of other persons. Intermediary additionally agrees to inform Fund Agent whether it plans to perform
            (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. The parties shall mutually agree upon the format for any Contractholder and transaction information provided to Fund Agent.

     A.1.3. LIMITATIONS ON USE OF INFORMATION. Fund Agent agrees not to use the information received hereunder for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws. This provision survives termination of the Agreement. .

B.   EXECUTION OF TRADING RESTRICTION INSTRUCTIONS

B.1. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Contractholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through Intermediary's account) that violate policies established or utilized by a Trust or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. Unless otherwise directed by Fund Agent, any such restrictions or prohibitions shall only apply to Contractholder-Initiated Transfer Purchases or Contractholder-

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     Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

     B.1.1. FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN or GII and the specific individual Contract owner number or participant account number associated with the Contractholder, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Contractholder is not known, the instructions must include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed upon information to which the instruction relates.

     B.1.2. TIMING OF RESPONSE. The Intermediaries agree to execute instructions from Fund Agent as soon as reasonably practicable, but not later than 10 business days after receipt of the instructions by Intermediary, or as mutually agreed upon by the parties in writing.

     B.1.3. CONFIRMATION BY INTERMEDIARY. The Intermediaries must provide written confirmation to Fund Agent that Fund Agent's instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed, or as mutually agreed upon by the parties in writing.

C.   DEFINITIONS

     For purposes of this Amendment, certain terms are used as defined in the preamble or body of this Amendment. The following terms shall have the following meanings, unless a different meaning is clearly required by the context:

C.1. The term "Contractholder" means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

C.2. The term "Contractholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required "free look" period.

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     The term "Contractholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

C.3. The term "Funds" shall mean the constituent series of the Trust, but for purposes of Section A of this Amendment shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.

C.4. The term "Fund Agent" shall mean AGID or such other persons or entities as may be designated as such by the Trusts for purposes of this Amendment from time to time.

C.5. The term "Participation Agreement" shall mean the Participation Agreement and/or other similar agreement(s) relating to transactions in Shares to which Intermediary or any of Intermediary's predecessors, successors or affiliates is a party.

C.6. The term "Shares" means the interests of Contractholders corresponding to the redeemable securities of record issued by a Fund.

C.7. The term "written" includes electronic writings and facsimile transmissions.

In addition, for purposes of this Amendment, the term "purchase" does not include the automatic reinvestment of dividends or distributions.

D.   SCOPE OF AMENDMENT

     The Intermediaries acknowledge and agree that this Amendment shall apply to the handling of all transactions in Shares, whether authorized under the Participation Agreement or any other agreement between or among the Intermediaries and the Trust, any transfer agent of a Trust, AGID, any other Fund Agent or any of their affiliates, and further acknowledges and agrees that the Participation Agreement and any other such agreement is hereby modified to the extent necessary to reflect the agreements herein.

E.   EFFECTIVE DATE

     Except as provided in A.1, this Amendment shall be effective upon its execution hereof or, if later, upon the effectiveness of the provisions of Rule 22c-2 relating to agreements with "financial intermediaries" (as such term is defined in Rule 22c-2). Prior to the effective date of this Amendment, AGID and the Intermediaries agree that any

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request made to an Intermediary by AGID for Contractholder transaction information, and an Intermediary's response to such request, shall be governed by whatever practices AGID and Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

F.   ADDITIONAL OBLIGATIONS

     It shall be each Intermediary's obligation to make any required notification(s) to its clients of the provisions of this Amendment and Intermediary agrees to do so.

G.   AMENDMENTS TO COMPLY WITH RULE 22C-2

     Without limiting any other provisions of this Amendment, including those provisions set forth in Exhibit C hereto, the Parties agree that they may, upon 30 days' written notice, further amend or modify the Participation Agreement in order to comply with Rule 22c-2, as such rule may be revised or interpreted by the Securities and Exchange Commission or its staff. Notice for these purposes shall be deemed to be given when mailed or electronically transmitted to Intermediary.

H.   NOTICES

     Requests under Sections A.1 and B.2 must be received by the Intermediary at the following address, or such other address that the Intermediaries may communicate to AGID in writing from time to time:

     Kimberly S. Ciccarelli
     AVP & Counsel
     197 Clarendon Street
     Boston, MA 02116
     617-572-0313

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

                                        ALLIANZ GLOBAL INVESTORS
                                        DISTRIBUTORS LLC


                                        By: /s/ Seon Harry
                                            ------------------------------------
                                        Title: Vice President
                                               ---------------------------------


JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
(on behalf of its Separate Accounts)


By: /s/ James R. Boyle
    ---------------------------------
Name: James R. Boyle
Title: Executive Vice President, U.S. Insurance


JOHN HANCOCK LIFE INSURANCE COMPANY
OF NEW YORK
(on behalf of its Separate Accounts)


By: /s/ James R. Boyle
    ---------------------------------
Name: James R. Boyle
Title: Executive Vice President, U.S. Insurance


JOHN HANCOCK LIFE INSURANCE COMPANY
(on behalf of its Separate Accounts)


By: /s/ James R. Boyle
    ---------------------------------
Name: James R. Boyle
Title: Executive Vice President, U.S. Insurance


JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
(on behalf its Separate Accounts)


By: /s/ James R. Boyle
    ---------------------------------
Name: James R. Boyle
Title: President

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                                   APPENDIX A

                       INTERMEDIARIES / SEPARATE ACCOUNTS

JH USA
        Separate Account A
        Separate Account H
        Separate Account N

JHNY
        Separate Account A
        Separate Account B

JHLICO
        Separate Account UV

JHVLICO
        Separate Account S
        Separate Account U